Exhibit 99.1

News Release

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	June 29, 2004

For more information:

Investors:	Media:
(888) 901-7286	Tina Warren
(905) 863-6049	(905) 863-4702
investor@nortelnetworks.com	tinawarr@nortelnetworks.com

Nortel Networks Provides Status Update

Sets Out Expected Timeline to Provide Updated Assessments of Impacts of Restatements and Limited Preliminary Financial Results for Q1 & Q2 2004 and to File Financial Statements

TORONTO - Nortel Networks* Corporation [NYSE/TSX: NT] and its principal operating subsidiary, Nortel Networks Limited (“NNL”), today provided a status update pursuant to the alternative information guidelines of the Ontario Securities Commission. These guidelines contemplate that the Company and NNL will normally provide bi-weekly updates on their affairs until such time as they are current with their filing obligations under Canadian securities laws.

The Company and NNL reported that there have been no material developments in the matters reported in their status update of June 2, 2004, with the exception of the matters described below.

Status of Restatements, Q1 and Q2 2004 Limited Preliminary Results and Financial Statement Filings

The Company and NNL continue to dedicate significant resources to the process to complete their financial statements as soon as practicable. As previously announced, the Company and NNL continue to work on the restatement of their financial results for each fiscal quarter in 2003 and for earlier periods including 2002 and 2001, and the preparation of their financial statements for the full year 2003 and the first quarter of 2004.

Based on its significant work to date and its expectation as to the future progress of its work, the Company currently expects to be in a position to provide updated assessments of the expected impacts of the restatements to the previously announced or reported financial results during mid to late July 2004. Furthermore, based on the anticipated progress of its work and the work of the independent review being conducted by the Nortel Networks Audit Committee, the Company expects to be in a position to announce limited preliminary unaudited results for the first and second quarters of 2004 by mid August 2004.

At this time, based on the Company’s expectations as to the completion of its work, the work of the independent review being undertaken by the Nortel Networks Audit Committee and the work of the Company’s independent auditors, the Company expects to file, in the third quarter of 2004, financial statements for the year 2003 and the first and second quarters of 2004, and related periodic reports, and follow thereafter, as soon as practicable, with any required amendments to periodic reports for prior periods. Consequently, the Company and NNL do not expect to file financial statements for the second quarter of 2004, and related periodic reports, by the required August 2004 deadline in compliance with certain U.S. and Canadian securities regulations. The Company and NNL will therefore each be filing with the SEC a Form 12b-25 Notification of Late Filing relating to the delay in filing their quarterly reports on Form 10-Q for the second quarter of 2004.

The Company’s expectation as to timing of events is subject to change. Specifically, the completion of the Company’s work and the related audits of annual results by the Company’s and NNL’s independent auditors is dependent upon the timing of the completion and results of the independent review being undertaken by the Nortel Networks Audit Committee.

Other Matters

EDC Support Facility

If the filing of Nortel Networks 2003 Annual Reports on Form 10-K or first quarter 2004 Quarterly Reports on Form 10-Q extend beyond August 30, 2004, or the filing of Nortel Networks second quarter 2004 Quarterly Reports on Form 10-Q extend beyond August 24, 2004 (which date is 15 days after the required deadline under U.S. securities regulations), Export Development Canada (“EDC”) would have the right, on such dates, to terminate the EDC performance-related support facility and exercise certain rights against collateral or require NNL to cash collaterize all existing support. These rights would be in addition to EDC’s other rights under the terms of the existing waiver relating to such facility, as previously announced. In such event, NNL would expect to seek a new waiver from EDC. There can be no assurance that NNL would receive a new waiver or as to the terms of any such waiver.

Annual Shareholders’ Meeting

As previously announced, the Company’s application to the Ontario Superior Court of Justice for an order extending the time for calling the Company’s 2004 Annual Shareholders’ Meeting (the “Meeting”) past the statutory deadline of June 30, 2004 was heard on June 23, 2004. The court granted an order extending the time for calling the Company’s Meeting to a date not later than December 31, 2004 or such later date as the Court may further permit. The Company intends to hold the Meeting as soon as practicable after its 2003 audited financial statements are completed and available for mailing to shareholders.

Toronto Stock Exchange Filing Requirements

As previously reported, on June 17, 2004, the Company received a letter dated June 15, 2004 from the Toronto Stock Exchange (the “TSX”) advising the Company that it is in breach of the financial statement filing requirements and related TSX notification requirements concerning the delayed filing of financial statements of the TSX Company Manual, which sets forth the TSX’s continued listing requirements. The letter indicated that the TSX will take no further action at this time and that the Company will be contacted directly should any development arise that changes the views of the TSX. The Company intends to apply to the TSX to request an extension for the filing and mailing of its 2003 annual and first and second quarter 2004 interim financial statements.

Status of Civil Proceedings

On June 15, 2004, the Company received Plaintiffs’ First Amended Consolidated Class Action Complaint (the “Amended Complaint”) in connection with the September 13, 2003 consolidated class action complaint filed in the United States District Court for the Middle District of Tennessee on behalf of the participants and beneficiaries of the Nortel Networks Long-Term Investment Plan at any time during the period of March 7, 2000 to the filing date. The Amended Complaint expands the purported class period from “March 7, 2000 to the present” and adds additional named defendants.

Flextronics Transaction

As previously announced on June 29, 2004, the Company reached an agreement with Flextronics whereby Flextronics will acquire substantially all of the Company’s remaining manufacturing operations, including product integration, testing and repair operations carried out in the Nortel Networks Systems Houses in Calgary and Montreal (Canada) and Campinas (Brazil), and will also acquire certain activities related to these locations, including the management of the supply chain, related suppliers and third-party logistics. In Europe, Flextronics has made an offer to purchase similar operations at the Nortel Networks Monkstown (Northern Ireland) and Chateaudun (France) Systems Houses, and, as required by law, this offer will be subject to completion of appropriate information and consultation processes with the relevant employee representatives. Under the terms of the agreement and offer, Flextronics would also acquire the Company’s global repair services, as well as certain design assets in Ottawa and Monkstown related to hardware and embedded software design, and related product verification for certain established optical products.

Upon the successful completion of the agreement and offer, the Company expects to realize even further benefits from its divestiture strategy, including:

•	estimated proceeds of approximately US$675-US$725 million in cash payments to be received in the fourth quarter of 2004 and during 2005 which is comprised of approximately US$475-US$525 million for inventory and equipment, dependent on the asset value at closing, and US$200 million for intangible assets relating to the design and engineering transfer. These cash payments would be offset by related estimated transaction costs (including transition, potential severance, information technology implementation and real estate costs) of approximately US$200 million; and

•	by year four, targeting US$75-US$100 million positive impact on net earnings before tax on an annualized basis which includes savings from related internal efficiencies expected to be realized.

As part of this announcement, both companies would also enter into a four-year supply agreement for manufacturing services (whereby Flextronics will manage approximately US$2.5 billion of the Company’s annual cost of sales) and a three-year supply agreement for design services. Further, it is also intended that approximately 2,500 employees would transfer to Flextronics.

The portion of the transaction related to the manufacturing activities in Montreal and the optical design activities in Ottawa and Monkstown are expected to close in the fourth quarter of 2004. The balance of the transaction is expected to close in the first half of 2005. The discussions and closing date expectations are subject to the completion of the required information and consultation processes. All transactions are also subject to customary conditions and regulatory approvals.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com or www.nortelnetworks.com/media_center.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel Networks independent review and planned restatement of its previously announced or filed financial results; the impact of the management changes announced on April 28, 2004; the impact of the inability to meet Nortel Networks filing obligations on support facilities and public debt obligations; the sufficiency of Nortel Networks restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; continued reductions in spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal control; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations and Nortel Networks cash flows; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, investigations, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*Nortel Networks, the Nortel Networks logo, the Globemark and Business Without Boundaries are trademarks of Nortel Networks.